EXHIBIT 99.1

BBSI Appoints Joseph S. Clabby as Chairman of the Board

Anthony Meeker to Continue as Director

VANCOUVER, Washington – June 4, 2025 – Barrett Business Services, Inc. (BBSI) (NASDAQ: BBSI), a leading provider of business management solutions and one of the largest professional employer organizations (PEO) in the U.S., today announced that Joseph S. Clabby has been appointed Chairman of the Board of Directors. He succeeds Tony Meeker, who will continue to serve as a member of the board.

"On behalf of the board and leadership team, I want to thank Tony for his longstanding service and steady leadership as Chairman," said Clabby. "Tony has served on BBSI’s Board since the company went public in 1993, and his contributions have been instrumental to our growth and success. It is an honor to step into this role and help guide BBSI forward as we build on the company’s strong foundation and momentum."

Meeker added: "Joe has consistently brought strategic insight and sound judgment to the board since joining. His deep industry knowledge and thoughtful leadership make him an excellent choice to serve as Chairman. I look forward to continuing to work with him and the board in support of BBSI’s long-term success."

Clabby was appointed Vice Chairman of the Board in December 2024, following his initial appointment as a director in September 2022. He spent over two decades with ACE Limited and then Chubb (NYSE: CB) following its merger with ACE, holding a variety of senior executive positions, including board roles at several affiliated companies.

The Vice Chairman role will not be filled at this time.

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The company works with more than 8,100 PEO clients in all 50 states. For more information, please visit www.bbsi.com.

Investor Relations:

Gateway Group, Inc.

Cody Slach

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BBSI@gatewayir.com